EXHIBIT (a)(1)(m)

[Form 7-2]	File # [0304]

REGISTRATION STATEMENT
REGARDING
OFFERING OF SECURITIES

TO: THE DIRECTOR GENERAL OF THE KANTO LOCAL FINANCE BUREAU

Date of Filing: May 20 2003

Name of the Reporting Party:	Agilent Technologies, Inc.

Title and Name of Representative of the Reporting Party:	Edward W. Barnholt, President and CEO

Location of Head Office of the Reporting Party:	395 Page Mill Rd., Palo Alto, California 94306, USA

Name or Trade Name of Attorney-in-fact:	Naoki Kinami, Attorney-at-Law

Signature
[Signed by Naoki Kinami as attorney-in-fact]

Address or Location of Attorney-in-fact:	Freshfields Law Office, Ark Mori Building 18F, 1-12-32 Akasaka, Minato-ku, Tokyo, Japan Telephone no. : 3584 8500

Contact for person in charge:	Shinsuke Kobayashi, Attorney-at-Law

Address of person in charge:	Freshfields Law Office, Ark Mori Building 18F, 1-12-32 Akasaka, Minato-ku, Tokyo, Japan Telephone no. : 3584 8500

Offering contemplated under this Statement

Type of securities to be offered in Japan:	Stock acquisition rights

Amount of offering:	US$ 0 (¥ 0) (Note 1)
US$ 16,658,798 (¥1,981,564,022) (estimated) (Note 2)
(Note 1: This amount is the aggregate issue price of the stock acquisition rights)
(Note 2: This amount is the total of the aggregate issue price of the stock acquisition rights and the estimated amount to be paid upon the exercise of the stock acquisition rights.

Stabilisation:	None

Location in Japan where the copies of statement are publicly available:	None

References in this statement to “Agilent Technologies”, “we”, “us” and “our” refer to either Agilent Technologies Inc., or Agilent Technologies Inc. and its subsidiaries.

References in this statement to “dollars”, “US dollars”, “US$” and “U.S.$” are to the lawful currency of the United States of America and references to “Yen” or “¥” are to the lawful currency of Japan.

For convenience, certain US dollars amounts have been translated into Yen at the rate of ¥118.95 per US$1.00 which is the T.T.M. rate of the Tokyo foreign exchange market on May 1, 2003 (unless otherwise specifically stated in this filing).

Amounts denominated in Yen or dollars may be rounded and therefore totals in tables in this statement may not reflect the sum of the columns from which such totals were calculated.

PART 1. INFORMATION ON THE SECURITIES

I.	SUMMARY INFORMATION

1.	NEWLY ISSUED STOCK ACQUISITION RIGHTS

(1)	Method and Terms of Offering

Number of rights to be issued:	1,039,875 (Note 1)

Aggregate issue price:	US$ 0 (¥0)

Issue price:	US$ 0 (¥0)

Charge for subscription:	US$ 0 (¥0)

Denomination of subscription units:	1

Subscription period:	June 19, 2003 (Note 2)

Advance on subscription:	N/A

Name and address of party authorised to accept applications:	Mellon Investor Services LLC South Hackensack, NJ 07606, USA

Date of payment:	N/A

Name and address of broker(s) authorised to accept payments:	N/A

Note 1.	The offering of stock acquisition rights under this Report is made to the employees of Agilent Technologies Japan, Ltd. and Yokogawa Analytical Systems Inc. who are holding stock options with exercise prices greater than $25.00 per share granted under The Agilent Technologies, Inc. 1999 Stock Plan, as amended and restated (the 1999 Stock Plan) and are eligible to participate the exchange offer (the Exchange Offer) (cumulative number of eligible employees are 3,423).

The 1999 Stock Plan was approved by the Board of Directors of Agilent Technologies at a board meeting held on May 21, 2002. The Exchange Offer was approved by the shareholders at the general shareholders’ meeting held on March 4, 2003.

Note 2.	The Exchange Offer will be made to employees from 21 May and an employee must complete his/her election to participate to the Exchange Offer by 5:00 p.m. Pacific Time on June 18, 2003 (9:00 a.m. Tokyo Time on June 19, 2003).

(2)	Description of the Stock Acquisition Rights

Kind of the underlying shares:	Agilent Technologies, Inc. Common Shares with par value of US$0.01 per share

Number of the underlying shares:	1,039,875 shares (estimated) (Note 1)

Amount to be paid upon the exercise of the stock acquisition rights:	Same as the issue price of the underlying share

Aggregate issue price of the underlying shares to be issued upon the exercise of the stock acquisition rights:	US$16,658,798 (¥1,981,564,022) (estimated) (Note 2)

Issue price and capitalization amount of the underlying share upon the exercise of the stock acquisition rights:	Issue Price:	US$ 16.02 (¥1,906) (estimated) (Note 3)

	Capitalization amount:	US$ 0.01 (¥1) (Note 4)

Exercise period of the stock acquisition rights:	From December 22, 2004 to the expiration date of the options originally granted under the 1999 Stock Plan and eligible for the purpose of the Exchange Offer (See below chart) (Note 5)

Name and address of the administrative agent/broker for the exercise:	Agilent Technologies Inc. 395 Page Mill Rd., Palo Alto, California 94306, USA

Conditions of the exercise:	The exercise shall be made in accordance with the terms and conditions under the 1999 Stock Plan and Exchange Offer.

Cancel of the stock acquisition rights:	The stock acquisition rights may be cancelled pursuant to the provisions under the 1999 Stock Plan and Exchange Offer.

Transferability of the stock acquisition rights	Not transferable

Other information:	N/A

Note:

This offering relates to an offer by Agilent Technologies, Inc. to exchange options that have been granted under the 1999 Stock Plan, with exercise prices greater than $25.00 per share and that are held by eligible employees. Details of the options eligible to exchange are as follows:

Grant date of the	Exercise price of	Number of options			Maximum number of
options originally	the options	originally granted	Number of eligible	Exchange ratio	stock acquisition	Expiration date of
granted	originally granted	outstanding	employees	(old:new)	rights to be issued	exercise period

11/18/99	$30.00	89,156	18	1.5:1.0	59,437	11/17/09
1/18/00	$70.50	2,400	6	2.5:1.0	960	1/17/10
2/4/00	$76.38	332,710	377	2.5:1.0	133,084	2/3/10

Grant date of the	Exercise price of	Number of options			Maximum number of
options originally	the options	originally granted	Number of eligible	Exchange ratio	stock acquisition	Expiration date of
granted	originally granted	outstanding	employees	(old:new)	rights to be issued	exercise period

5/17/00	$80.28	192,050	1,745	2.5:1.0	76,820	5/16/10
9/28/00	$47.25	129,270	197	2.0:1.0	64,635	9/27/10
11/13/00	$39.41	483,600	440	1.5:1.0	322,400	11/12/10
1/17/01	$61.07	4,925	11	2.0:1.0	2,462	11/1/16
2/12/01	$51.67	19,550	68	2.0:1.0	9,775	11/2/11
4/27/01	$39.23	1,400	6	1.5:1.0	933	11/4/26
11/26/01	$25.67	515,455	427	1.5:1.0	343,636	11/25/11
1/15/02	$30.67	38,100	127	1.5:1.0	25,400	1/14/12
4/24/02	$31.95	500	1	1.5:1.0	333	4/23/12

Note 1.	“The number of underlying shares to be issued” is an estimate calculated on the assumption that all of the stock acquisition rights will be exercised.

Note 2.	“Aggregate issue price of the underlying shares to be issued upon the exercise of the stock acquisition rights” is an estimate calculated on the assumption that all of the stock acquisition rights will be exercised.

Note 3.	Issue price of the underlying share is the exercise price of the stock acquisition right. This amount is the closing price of the Common Shares on May 1, 2003 incorporated for reference. Actual exercise price will be the Fair Market Value of Common Shares on December 22, 2003.

Fair Market Value shall mean, as of any date, the average of the highest and lowest quoted sales prices for such Common Share as of such date (or if no sales were reported on such date, the average on the last preceding day a sale was made) as quoted on the stock exchange or a national market system, with the highest trading volume, as reported in such source as the Administrator shall determine.

Note 4.	Par value in the amount of US$ 0.01 in respect of each Common Share issued will be treated as capital and the remaining amount will be treated as additional paid in capital.

Note 5.	50% of the granted stock acquisition rights will be vested on and every year starting from December 22, 2004, so that the stock acquisition rights are fully vested on December 22, 2005.

(3)	Subscription for Newly Issued Stock acquisition Rights

Name of underwriter(s):	Not applicable

Address of underwriter(s):	Not applicable

Number of stock acquisition rights to be underwritten:	Not applicable

Conditions for underwriting:	Not applicable

2.	USE OF PROCEEDS FROM NEWLY ISSUED SHARES

(1)	Amount of Proceeds from Newly Issued Shares

(i) Estimate of aggregate amount to be paid by the employees upon the exercise of the stock acquisition rights:	US$16,658,798 (¥1,981,564,022) (estimated) (Note)

(ii) Estimate of expenses to be incurred as a result of offering of newly issued shares:	US$8,407 (¥1,000,000)

(iii) Estimate of net proceeds:	US$16,650,391 (¥1,980,564,022)

Note 1: This amount is an estimate calculated on the assumption that all of the stock acquisition rights will be exercised.

(2)	Use of Proceeds from Newly Issued Shares

Working capital

II.	OTHER RELEVANT INFORMATION

1.	LEGAL OPINION

Jennifer Matthews, Attorney, of Agilent Technologies hereby opines and confirms that (i) Agilent Technologies has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, the United States of America; (ii) the offering of the stock acquisition rights to acquire the shares of Agilent Technologies described in this report will not violate the laws of the State of Delaware; and (iii) to the best of such person’s knowledge and belief, the matters with respect to the United States law issues described in this statement are substantially true and correct.

2.	OTHER INFORMATION

A Japanese translation of the 1999 Stock Plan and the summary of the Exchange Offer set out below will be incorporated in Part 1, II. 2. Other Information of the prospectus.

[Japanese translation of the 1999 Stock Plan]

Summary of Exchange Offer under the Stock Option Exchange Program

Brief Description of the Offer

Under the Stock Option Exchange program, if you are an eligible employee with one or more stock options issued under the 1999 Stock Plan with exercise prices above $25.00 per share, you can exchange those outstanding stock options. The outstanding options that you elect to exchange will be exchanged for new options covering a smaller number of shares after a 6 month and 1 day waiting period. The offer to exchange expires on June 18, 2003. We then intend to cancel the surrendered options on June 20, 2003. Once we have accepted the options that you tender for exchange, your options will be cancelled and you will no longer have any rights under those options.

The 6 month and 1 day waiting period will begin after the cancellation date. Except where limited by local law or sub-plan, we expect to make the new grants on December 22, 2003. The new option grant date may be different in France because of the French sub-plan requirements. We anticipate that the new option grant date in France will be approximately January 7, 2004. These dates may change if we decide to extend the offer.

Typically, the new options will have an exercise price equal to the fair market value of our common stock on the new option grant date. This may not be the case in all countries. Specifically, the exercise price may vary in France and Italy as a result of local requirements. We will issue promises to grant the new options, conditioned on your continued employment. You will receive the promise to grant new options via an e-mail from Mellon that will be sent soon after the cancellation date.

Key Dates:

May 20 — Beginning of the Offer

June 18 — 5 p.m. Pacific time, deadline to make elections

June 20 — Agilent cancels exchanged options

After June 20 — Agilent sends you Promise to Grant New Options

December 22 — Grant date of new options (first business day that is 6 months and 1 day after June 20);

January 7, 2004 grant date in France due to local requirements

Eligibility to Receive New Options

As described in the offer documents, we are making this offer to all eligible employees. Section 16 reporting officers under U.S. securities law officers and Agilent directors are not eligible. The promise to grant new options that will be sent to you after the cancellation date is conditioned on your continued employment through the new grant date. If you elect to exchange your options but do not remain an employee for any reason including, but not limited to, voluntary termination, involuntary termination, divestiture, Workforce Management, death, permanent disability, or retirement on the day we grant the new options, you will not receive any of the new options nor will you receive any compensation for the options you elected to have cancelled.

The Exchange Ratios of Old Options to New Options

The number of shares that you may receive in exchange for your old option depends upon the exercise price of your old option (unless you are exchanging an option that was granted in the last six months). On the election screen of this website you will see a chart that clearly shows how many new shares will be in the new option grant in exchange for the old, exchanged option. The exchange ratios are also described here. If your old, exchanged option had an exercise price:

(i)	at or between $25.01 per share and $39.99 per share, it will be replaced with a new option covering 1 share for every 1.5 shares covered by the exchanged option;

(ii)	at or between $40.00 per share and $69.99 per share, it will be replaced with a new option covering 1 share for every 2 shares covered by the exchanged option.

(iii)	at or between $70.00 per share and $89.99 per share, it will be replaced with a new option covering 1 share for every 2.5 shares covered by the exchanged option.

(iv)	at or above $90.00 per share, it will be replaced with a new option covering 1 share for every 4 shares covered by the exchanged option.

In addition, as a condition to the offer, if you elect to exchange any options, you must also elect to exchange all options granted to you on or after November 20, 2003. These options will be exchanged at a one-to-one ratio. If you have any options subject to the one-to-one ratio that must be exchanged, this will be clearly marked on the election choices screen of this website.

The number of option shares that you receive will be rounded down to the nearest whole share on a grant by grant basis, and will be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date.

Vesting and Life of New Options

Each new option will be granted under 1999 Agilent Stock Plan, which is the same plan that covers the current options. Each new option will also be subject to a new stock option agreement between you and us, which will be sent to you after we grant the new options.

The new options will also be subject to a new vesting schedule. Each new option will vest based on a new two-year vesting schedule that will begin on the new option grant date, with two exceptions as listed below. The vesting schedule for those new options subject to a two-year vesting schedule will be as follows:

•	50% of the shares subject to the option will vest on the first anniversary of the new option grant date, and

•	the remaining 50% will vest on the second anniversary of the new option grant date,

so that each such new option will be fully vested on the 2nd anniversary of the new option grant date, subject to your continued employment with us or one of our subsidiaries through each relevant vesting date. The two exceptions to this 2-year vesting are new options granted in France (which will vest 100% upon the four-year anniversary of the new grant date) and new options granted in exchange for options that were granted within six months prior to this offer (which will be subject to the same vesting schedule as the options they are replacing).

Generally, each new option will expire on the same date as the option that it replaces, or earlier if your employment with us or one of our subsidiaries terminates.

PART 2. ADDITIONAL INFORMATION ON THE ISSUER

I.	MATTERS THAT AFFECTED THE FINANCIAL STATUS AND BUSINESS RESULTS OF THE COMPANY

Not applicable

II.	RECENT FINANCIAL INFORMATION

Increase and decrease of aggregate number of issued shares and capital amount after the filing of the Annual Securities Report.

	Increase/ decrease	Total number of	Increased/ decrease	Total issued
	in the number of	shares issued and	in issued capital	capital at par on	Reason for change
	shares on such date	outstanding on such	at par on such date	such date (in	and other relevant
Date	(shares)	date (shares)	(in millions)	millions)	information

March 31, 2003	Increase by 4,240,604 common shares of US$0.01 each	471,265,025 common shares of US$0.01 each	Increase by US$42,406	US$4,712,650	Issue of new shares related to day-to-day business

PART 3. INFORMATION BY REFERENCE

1.	Annual Securities Report for the fiscal year ended October 31, 2002	Filed on April 16, 2003
2.	Supplemental Report regarding Annual Securities Report listed above.	Filed on May 9, 2003

[Note: Copies of the above listed documents will be inserted here.]

PART 4. INFORMATION RELATING TO THE GUARANTOR, ETC.

Not applicable

PART 5. SPECIAL INFORMATION

I.	RECENT FINANCIAL STATEMENTS

Not applicable

II.	FORM OF SECURITIES

Not applicable